As filed with the Securities and Exchange Commission on January __, 2007
Registration File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JINPAN INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Hainan Jinpan Electric Company, Ltd Section D-2 No. 100 Nanhai Avenue Jinpan Development Area Haikou, Hainan PRC	N/A
(Address of Principal Executive Offices)	(Zip Code)

2006 Stock Incentive Plan
(Full title of the plan)

Albert Sheng
560 Sylvan Avenue
Englewood Cliffs, NJ 07632
(Name and address of agent for service)

(201) 227-0680
(Telephone number, including area code, of agent for service)

With a copy to:

Henry I. Rothman
Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
(212) 704-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common stock, par value $0.018 per share	300,000(3)	$23.70	$7,110,000	$760.77

(1)	In accordance with Rule 416(a), the number of shares of common stock being registered hereunder may be increased from time to time to that number of shares of common stock resulting from a stock split, stock dividend or similar transaction applicable to the currently registered number of shares of common stock.

(2)	Calculated pursuant to Rule 457(c) and (h) based on the average of the high and low sales prices of the Company's common stock reported in the consolidated reporting system on the American Stock Exchange, as reported on January 17, 2007.

(3)	Shares underlying options to be granted under the 2006 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents constituting Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the 2006 Stock Incentive Plan (the “Plan”) as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by Jinpan International Limited with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The following documents heretofore filed by the Company with the Securities and Exchange Commission (File No. 1-14742) pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

        (a)        the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, as amended on January 10, 2007 and January 17, 2007;

        (b)        the Company’s Reports on Form 6-K dated (1) January 2006 filed on January 19, 2006, (2) April 2006 filed on April 11, 2006, (3) April 2006 filed on April 26, 2006, (4) June 2006 filed on June 14, 2006, (5) August 2006 filed on August 8, 2006, (6) August 2006 filed on August 16, 2006, (7) August 2006 filed on August 30, 2006, (8) October 2006 filed on October 18, 2006, (9) September 2006 filed on October 23, 2006, (10) November 2006 filed on November 2, 2006, (11) November 2006 filed on November 17, 2006, (12) September 2006 filed on December 5, 2006, (13) December 2006 filed on December 20, 2006, and (14) December 2006 filed on December 22, 2006; and

        (c)        the description of the Common Shares contained in the Company’s Registration Statement on Form 8-A/A (File No. 1-14742), filed on February 2, 1998, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

        Not applicable.

Item 5.	Interests of Named Experts and Counsel

        Not applicable.

Item 6.	Indemnification of Directors and Officers

        Pursuant to its Articles of Association and subject to the laws of the British Virgin Islands, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in connection with the execution of the duties of his office. No director or officer is liable for any loss or damage which may have been incurred by the Company in connection with the officers’ and directors’ execution of their duties or in relation thereto provided the director or officer acted honestly and in good faith with a view to the best interests of the Company and except for his own willful misconduct or negligence.

Our Memorandum and Articles of Association of the Company include provisions for the protection of directors and officers. Regulations 121-126 of the Articles of Association state:

    121.        Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

    (1)        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

    (2)        is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

    122.        The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

    123.        The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

    124.        The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

    125.        If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

    126.        The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

        Section 132 of the British Virgin Islands Business Companies Act, 2004 (No. 16 of 2004) provides as follows:

    (1)        Subject to subsection (2) and its memorandum or articles, a company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or

(b)	is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

    (2)        Subsection (1) does not apply to a person referred to in that subsection unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

    (2A)        For the purposes of subsection (2), a director acts in the best interests of the company if he acts in the best interests of

(a) the company’s holding company; or

(b) a shareholder or shareholders of the company;

in either case, in the circumstances specified in section 120(2), (3) or (4), as the case may be.

    (3)       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

    (3A)        Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the company in accordance with subsection (1).

    (3B)        Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the company in accordance with subsection (1) and upon such other terms and conditions, if any, as the company deems appropriate.

    (3C)       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the company.

    (4)        If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

    (5)        A company shall not indemnify a person in breach of subsection (2) and any indemnity given in breach of that section is void and of no effect.

In addition, Section 133 of the British Virgin Islands Business Companies Act, 2004 (No. 16 of 2004) provides as follows: A company may purchase and maintain insurance in relation to any person who is or was a director of the company, or who at the request of the company is or was serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability under section 132.

Item 7.	Exemption from Registration Claimed

        Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Memorandum of Association and Articles of Association of Jinpan International Limited. (1)

4.2	Amendments to the Memorandum of Association and Articles of Association. (1)

4.3	2006 Stock Incentive Plan (2)

5.1	Opinion of Harney, Westwood & Riegels *

23.1	Consent of Grant Thornton *

23.2	Consent of Ernst &Young *

23.2	Consent of Harney, Westwood & Riegels (Included in Exhibit 5.1.) *

24.1	Power of Attorney of certain officers and directors of the Company (included as part of the signature page).

_________________
*     Filed herewith.

(1)	Filed as an exhibit to Jinpan International Limited’s Registration Statement on Form F-1 (File No. 333-8198), filed with the Securities and Exchange Commission on November 22, 1997, and incorporated herein by reference.

(2)	Incorporated by reference to Exhibit 1, Appendix A to the Company’s Report on Form 6-K filed on October 23, 2006.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                      (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

                      (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on this 19th day of January 2007.

JINPAN INTERNATIONAL LIMITED

By: /s/ Li Zhiyuan
Name: Li Zhiyuan Title: Chief Executive Officer

POWER OF ATTORNEY

        Know all persons by these presents, that each individual whose signature appears below constitutes and appoints Li Zhiyuan, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Li Zhiyuan	Chairman of the Board of Directors, President, and	January 19, 2007
Li Zhiyuan	Chief Executive Officer
(Principal Executive Officer)

/s/ Mark Du	Chief Financial Officer	January 19, 2007
Mark Du	(Principal Financial and Accounting Officer)

/s/ Ling Xiangsheng	Vice Chairman of the Board of Directors and	January 19, 2007
Ling Xiangsheng	Vice President

/s/ Stephan R. Clark	Director	January 19, 2007
Stephan R. Clark

	Director	January 19, 2007
Li-wen Zhang

	Director	January 19, 2007
Donald S. Burris